EXHIBIT 4.3

AMENDMENT NO. 2 TO RIGHTS AGREEMENT

THIS AMENDMENT NO. 2 (this “Amendment”), dated as of June 4, 2004, to the Rights Agreement, dated as of December 14, 1995, as amended January 14, 1998 (the “Rights Agreement”), between Autodesk, Inc., a Delaware corporation (the “Company”), and Harris Trust and Savings Bank, as Rights Agent (the “Rights Agent”).

A. The Company and the Rights Agent have heretofore executed and entered into the Rights Agreement. Pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof.

B. The Board of Directors of the Company has determined that the amendments to the Rights Agreement set forth below are in the best interests of the stockholders of the Company.

In consideration of the foregoing and the mutual agreements set forth herein, the parties hereto agree as follows:

1. Section l(g) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

“(g) [Intentionally Omitted.]”

2. Section 1(h) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

“(h) “Distribution Date” shall mean the earlier of (i) the Close of Business on the tenth day (or such later date as may be determined by action of the Board of Directors) after the Shares Acquisition Date (or, if the tenth day after the Shares Acquisition Date occurs before the Record Date, the Close of Business on the Record Date) or (ii) the Close of Business on the tenth day (or such later date as may be determined by action of the Board of Directors) after the date that a tender or exchange offer by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan) is first published or sent or given within the meaning of Rule 14d-2(a) of the General Rules and Regulations under the Exchange Act, if, assuming the successful consummation thereof, such Person would be the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding.”

3. Section 1(l) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

“(l) [Intentionally Omitted.]”

4. Section 11(a)(iii) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

“(iii) [Intentionally Omitted.]”

5. Section 13(d) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

“(d) [Intentionally Omitted.]”

6. Section 23(a) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

“(a) The Company may, at its option and with the approval of the Board of Directors, at any time prior to the Close of Business on the earlier of (i) the tenth day following the Shares Acquisition Date or such later date as may be determined by action of the Board of Directors and publicly announced by the Company and (ii) the Final Expiration Date, redeem all but not less than all the then outstanding Rights at a redemption price of $0.01 per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such redemption price being herein referred to as the “Redemption Price”) and the Company may, at its option, pay the Redemption Price either in Common Shares (based on the current per share market price thereof (as determined pursuant to Section 11(d) hereof) at the time of redemption) or cash. Such redemption of the Rights by the Company may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish.”

7. Section 24(a) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

“(a) Subject to applicable laws, rules and regulations, and subject to subsection (c) below, the Company may, at its option, by action of the Board of Directors, at any time after the occurrence of a Triggering Event, exchange all or part of the then outstanding and exercisable Rights (which shall not include Rights that have become void pursuant to the provisions of Section 7(e) hereof) for Common Shares at an exchange ratio of one Common Share per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such exchange ratio being hereinafter referred to as the “Ratio Of Exchange”). Notwithstanding the foregoing, the Board of Directors shall not be empowered to effect such exchange at any time after any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or any such Subsidiary, or any entity holding Common Shares for or pursuant to the terms of any such plan), together with all Affiliates and Associates of such Person, becomes the Beneficial Owner of 50% or more of the Common Shares then outstanding.”

8. Section 27 of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

“Supplements and Amendments. Prior to the Distribution Date, the Company may supplement or amend this Agreement in any respect without the approval of any holders of Rights and the Rights Agent shall, if the Company so directs, execute such supplement or amendment. From and after the Distribution Date, the Company and the Rights Agent may from time to time supplement or amend this Agreement without the approval of any holders of Rights in order to (i) cure any ambiguity, (ii) correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein, (iii) shorten or lengthen any time period hereunder or (iv) to change or supplement the provisions hereunder in any manner that the Company may deem necessary or desirable and that shall not adversely affect the interests of the holders of Rights (other than an Acquiring Person or an Affiliate or Associate of an Acquiring Person); provided, this Agreement may not be supplemented or amended to lengthen, pursuant to clause (iii) of this sentence, (A) a time period relating to when the Rights may be redeemed at such time as the Rights are not then redeemable or (B) any other time period unless such lengthening is for the purpose of protecting, enhancing or clarifying the rights of, and/or the benefits to, the holders of Rights. Upon the delivery of a certificate from an appropriate officer of the Company that states that the proposed supplement or amendment is in compliance with the terms of this Section 27, the Rights Agent shall execute such supplement or amendment. Prior to the Distribution Date, the interests of the holders of Rights shall be deemed coincident with the interests of the holders of Common Shares.”

9. Section 29 of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

“Determinations and Actions by the Board of Directors, etc. For all purposes of this Agreement, any calculation of the number of Common Shares outstanding at any particular time, including for purposes of determining the particular percentage of such outstanding Common Shares of which any Person is the Beneficial Owner, shall be made in accordance with the last sentence of Rule 13d-3(d)(1)(i) of the General Rules and Regulations under the Exchange Act. The Board of Directors of the Company shall have the exclusive power and authority to administer this Agreement and to exercise all rights and powers specifically granted to the Board, or the Company, or as may be necessary or advisable in the administration of this Agreement, including, without limitation, the right and power to (i) interpret the provisions of this Agreement and (ii) make all determinations deemed necessary or advisable for the administration of this Agreement (including a determination to redeem or not redeem the Rights or to amend the Agreement). All such actions, calculations, interpretations and determinations (including, for purposes of clause (y) below, all omissions with respect to the foregoing) which are done or made by the Board in good faith, shall (x) be final, conclusive and binding on the Company, the Rights Agent, the holders of the Rights Certificates and all other parties and (y) not subject the Board of Directors to any liability to the holders of the Rights.”

10. The section entitled “Distribution Date” in Exhibit C to the Rights Agreement is hereby amended and restated in its entirety to read as follows:

“Rights will separate from the Common Stock and become exercisable following the tenth day (or such later date as may be determined by the Board of Directors) after a person or group (a) acquires beneficial ownership of 15% or more of the Company’s Common Stock or (b) announces a tender or exchange offer, the consummation of which would result in ownership by a person or group of 15% or more of the Company’s Common Stock.”

11. The section entitled “Flip-In” in Exhibit C to the Rights Agreement is hereby amended and restated in its entirety to read as follows:

“If an acquiror obtains 15% or more of the Company’s Common Stock, thereby becoming an “Acquiring Person”, then each Right (other than Rights owned by an Acquiring Person or its affiliates) will entitle the holder thereof to purchase, for the exercise price, a number of shares of the Company’s Common Stock having a then current market value of twice the exercise price.”

12. The section entitled “Flip-Over” in Exhibit C to the Rights Agreement is hereby amended and restated in its entirety to read as follows:

“If, after the Shares Acquisition Date (defined below), (a) the Company merges into another entity, (b) an acquiring entity merges into the Company or (c) the Company sells more than 50% of the Company’s assets or earning power, then each Right (other than Rights owned by an Acquiring Person or its affiliates) will entitle the holder thereof to purchase, for the exercise price, a number of shares of Common Stock of the person engaging in the transaction having a then current market value of twice the exercise price.”

13. The section entitled “Redemption of the Rights” in Exhibit C to the Rights Agreement is hereby amended and restated in its entirety to read as follows:

“Rights will be redeemable at the Company’s option for $0.01 per Right at any time on or prior to the Distribution Date, (i.e., the tenth day (or such later date as may be determined by the Board of Directors) after public announcement that a person has acquired beneficial ownership of 15% or more of the Company’s Common Stock (the “Shares Acquisition Date”)).”

14. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with all laws of such State applicable to contracts to be made and performed entirely within such State.

15. This Amendment may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.

16. In all respects not inconsistent with the terms and provisions of this Amendment, the Rights Agreement is hereby ratified, adopted, approved and confirmed. In executing and delivering this Amendment, the Rights Agent shall be entitled to all the privileges and immunities afforded to the Rights Agent under the terms and conditions of the Rights Agreement.

17. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment, and of the Rights Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

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IN WITNESS WHEREOF the parties hereto have caused this Amendment to be duly executed as of the date and year first above written.

“COMPANY”	AUTODESK, INC.

	By:	/s/ Carol A. Bartz

	Name:	Carol A. Bartz

	Title:	President and Chief Executive Officer

“RIGHTS AGENT”	HARRIS TRUST AND SAVINGS BANK

	By:	/s/ Martin J. McHale Jr.

	Name:	Martin J. McHale Jr.

	Title:	Vice President